Allianz Global Investors U.S. LLC

May 1, 2017

State Street Bank and Trust Company

801 Pennsylvania

Kansas City, MO 64105

Attention: Vice President, Custody

Re:	AllianzGI Convertible & Income Fund and AllianzGI Convertible & Income Fund II (in each case, the “Trust”)

Ladies and Gentlemen:

Please be advised that each of the undersigned Trusts has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended.

In accordance with Section 16.9, the Additional Trusts provision, of the Custodian Agreement dated as of January 23, 2017 and effective as of February 1, 2017, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each management investment company party thereto and State Street Bank and Trust Company (“State Street”), each of the undersigned Trusts hereby requests that State Street act as custodian for the Trust under the terms of the Agreement. In connection with such request, each of the undersigned Trusts hereby confirms, as of the date hereof, its representations and warranties set forth in Section 16.11 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trusts and retaining one for your records.

Sincerely,
ALLIANZGI CONVERTIBLE & INCOME FUND ALLIANZGI CONVERTIBLE & INCOME FUND II

By:	/s/ Louis G.A. Haden
Name:	Louis G.A. Haden
Title:	Treasurer, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: May 1, 2017

1633 Broadway

New York, NY 10019